SECURED FULL RECOURSE PROMISSORY NOTE

$54,000.00

February 2, 2009
Austin, TX

FOR VALUE RECEIVED, Eternal Image, Inc., a Delaware corporation whose offices are located at 28800 Orchard Lake Road, Suite 130, Farmington Hills, MI 48334, and Clint Mytych, an individual domiciled in the State of Michigan ("CO-MAKERS"), individually, jointly and severally promise to pay to High Water Capital Management, LLC, a Texas limited liability company, ("HOLDER"), or order, at 701 Brazos Street, Suite 500, Austin, Texas 78701 or such other place as Holder may from time to time designate, in lawful money of the United States, the principal sum of fifty-four thousand dollars and 00/100 ($54,000.00), plus interest thereon from the date hereof until paid in full, as set forth below.

1. Interest. Interest on the principal sum of this Note shall accrue at the rate of 10% per annum, compounded annually, based on a 365 day year and the actual number of days elapsed.

2. Payments. The entire principal sum and all accrued but unpaid interest and any other sums payable hereunder shall be due and payable in full on May 3, 2009.

3. Prepayment. This Note may be prepaid in whole or in part, at any time, without penalty or premium. Prepayment in whole or in part not withstanding, there shall be no refund of the 900,000 shares of Eternal Image, Inc. Common Stock (or any portion thereof) issued as an equity incentive pursuant to the provisions of paragraph 6, below, Said issuanve is non-refundable.

4. Application of Payments. All payments received by Holder shall be applied first to accrued interest, then to other charges due with respect to this Note, the Pledge Agreement (as defined below) or any other document executed by Co-Makers, or either one of them, in connection therewith, and then to then-unpaid principal balance.

5. Security. This Note is secured by a first priority security interest in 12,5000,000 shares of Eternal Image, Inc. Common Stock, registered in the name of Co-Maker Clint Mytych, pursuant to a Stock Pledge Agreement (the "Pledge Agreement").

6. Equity Incentive. The Co-Makers, as additional compensation and as an inducement to the Holder to have the Holder extend the subject loan, will cause Co-Maker Eternal Image, Inc. to issue to the Holder 900,000 shares of its common stock in restrictive form (the "Incentive Shares"). The Incentive Shares are to be delivered at the closing of the subject transaction and are non-refundable. Piggy Back Registration Rights are attached to the Incentive Shares.

7. Default and Remedies.

(a) Default. Co-Makers will be in default under this Note if (i) Co-Makers fail to make a payment of principal and/or interest hereunder when due, (ii) Co-Makers breach any other covenant or agreement under this Note, or (iii) an event of default occurs under the Pledge Agreement.

(b) Remedies. Upon Co-Makers' default, Holder may (i) upon five (5) days' written notice to Co-Makers, or either one of them, declare the entire principal sum and all accrued and unpaid

interest hereunder immediately due and payable and (ii) exercise any and all of the remedies provided in the Pledge Agreement and law.

8. Waivers. Except as otherwise expressly provided in the Pledge Agreement, Co-Makers, and any endorsers or guarantors hereof, severally waive diligence, presentment, protest and demand and also notice of dishonor of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without notice, and consent to the acceptance of further security or the release of any security for this Note, all without in any way affecting the liability of Co-Makers or any endorsers or guarantors hereof. No extension of time for the payment of this Note, or any installment hereof, agreed to by Holder with any person now or hereafter liable for the payment of this Note, shall affect the original liability of Co-Makers under this Note, even if Co-Makers are not a party to such agreement. Holder may waive its right to require performance of or compliance with any term, covenant or condition of this Note only by express written waiver.

9. Arbitration. The Holder and the Co Makers agree that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Note, shall be settled by arbitration to be held in the New York Metropolitan area including Hudson County, New Jersey, in accordance with dispute resolution rules then in effect with the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Holder and the Co-Makers shall each pay one-half of the costs and expenses of such arbitration and each shall separately pay its respective counsel fees and expenses.

This arbitration clause constitutes a waiver of the Holder and the Co-makers' right to a jury trial and relates to the resolution of all disputes relating to all aspects of the lender/borrower relationship.

10. Miscellaneous.

(a) Co-Makers shall pay all costs, including, without limitation, escrow fees, reasonable attorneys' fees and costs incurred by Holder in collecting the sums due hereunder or in connection with the release of any security for this Note whether or not any legal action is actually filed, litigated or prosecuted to judgment or award. In the event of any action or legal proceeding concerning this Note or the enforcement of any rights hereunder, Holder shall be entitled to, in addition to any other relief to which Holder may be entitled, all legal and court costs and expenses, including reasonable attorneys' fees, incurred by Holder in connection with such action.

(b) This Note may be modified only by a written agreement executed by Co-Makers and Holder.

(c) This Note shall be governed by New Jersey law.

(d) The terms of this Note shall inure to the benefit of and bind Co-Makers and Holder and their respective heirs, legal representatives and successors and assigns.

(e) Time is of the essence with respect to all matters set forth in this Note.

(f) If this Note is destroyed, lost or stolen, Co-Makers will deliver a new Note to Holder on the same terms and conditions as this Note, with a notation of the unpaid principal and accrued

and unpaid interest in substitution of the prior Note. Holder shall furnish to C-Makers reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Co-Makers in connection with the replacement of this Note.

IN WITNESS WHEREOF, Co-Makers have executed this Note as of the date and year first above written.

Co-Maker (Clint Mytych, individually):

Clint Mytych

Co-Maker (Eternal Image, Inc.):

Clint Mytych, President
Eternal Image, Inc.